                                                                   EXHIBIT 10.42

                                                                December 9, 2005

STRICTLY PERSONAL AND CONFIDENTIAL

Mr. Michael Duncan,

c/o 2579 Midpoint Drive,
Fort Collins, Colorado
U.S.A. 80525

Dear Mike:

                                  INTRODUCTION

            A dedicated executive management team is essential to protecting and enhancing the best interests of QLT Inc. ("QLT"), QLT USA, Inc. ("QLT USA") and the shareholders of QLT. QLT USA wishes to provide you with compensation and benefits arrangements which would come into effect in circumstances related to a change in control of QLT, as the parent of QLT USA, which are competitive with those of other corporations, in order to ensure that QLT USA receives the benefit of the full attention and dedication of the executives at all times, and notwithstanding any threatened or pending change in control. Given the importance of your role with QLT USA, we wish to ensure that you are provided with such an arrangement in the event of a change of control of QLT.

            The purpose of this Letter Agreement is to document the terms of the severance package to which you as a Company executive shall be entitled if material changes in the terms of your employment with QLT USA occur without your consent, or if your employment with QLT USA is terminated, in connection with a change in control of QLT. This Letter Agreement terminates and replaces the Change of Control Agreement entered into between Atrix Laboratories, Inc. and you dated April 5, 2004.

                  NOW THEREFORE in consideration of $10.00, the promises made by each party to the other as set out in this Letter Agreement and other good and valuable consideration, the receipt and sufficiency of which each of the parties acknowledges, QLT USA and you agree as follows:

                                     PART I
                                   DEFINITIONS

1.1   DEFINITIONS. In this Letter Agreement:

      (a) "AFFILIATE" has the meaning given to it in the Business Corporations Act (British Columbia);

      (b) "BENEFIT PLANS" means the coverage under QLT USA's group benefit plan for employees which QLT USA provides to you and your eligible dependants, including all medical, dental, life and other benefit plans but excluding short and long term disability coverage;

      (c)   "BOARD" means the Board of Directors of QLT;

      (d)   "CHANGE OF CONTROL" means any of the following events:

            (i) MERGER. A merger, consolidation, reorganization or arrangement involving QLT other than a merger, consolidation, reorganization or arrangement in which stockholders of QLT immediately prior to such merger, consolidation, reorganization or arrangement own, directly or indirectly, securities possessing at least 65% of the total combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation, reorganization or arrangement in substantially the same proportion as their ownership of such voting securities immediately prior to such merger, consolidation, reorganization or arrangement;

            (ii) TENDER OFFER. The acquisition, directly or indirectly, by any person or related group of persons acting jointly or in concert (other than QLT or a person that directly or indirectly controls, is controlled by, or is under common control with, QLT of beneficial ownership of securities possessing more than 35% of the total combined voting power of QLT's outstanding securities pursuant to a tender offer made directly to QLT's stockholders;

            (iii) SALE. The sale, transfer or other disposition of all or substantially all of the assets of QLT other than a sale, transfer or other disposition to an Affiliate of QLT or to an entity in which stockholders of QLT immediately prior to such sale, transfer or other disposition own, directly or indirectly, securities possessing at least 65% of the total combined voting power of the outstanding voting securities of the purchasing entity in substantially the same proportion as their ownership of such voting securities immediately prior to sale, transfer or other disposition; or

            (iv) BOARD CHANGE. A change in the composition of the Board over a period of 24 consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who either have been:

                  (A) Board members continuously since the beginning of such period, or

                  (B) appointed or nominated for election as Board members during such period by at least a majority of the Board members described in subsection (A) above who were still in office at the time the Board approved such appointment or nomination.

      (e)   "INVOLUNTARY TERMINATION" means any one of the following:

            (i) the termination of your employment by QLT USA or the giving of written notice to you by QLT USA of the intended termination of your employment, in either case for reasons other than cause, permanent disability or death, within the 24 month period following the occurrence of a Change of Control, or

            (ii) your giving written notice to QLT USA, within 24 months after a Triggering Event, in which you advise that a Triggering Event has occurred and tender your resignation from employment with QLT USA;

      (f) "SUCCESSOR" shall mean any corporation which is the legal successor to QLT, or which acquires substantially all of the assets of QLT, pursuant to a Change of Control;

      (g) "TRIGGERING EVENT" shall mean, without your express written consent, the occurrence of any one or more of the following circumstances after a Change of Control:

            (i) the assignment to you of any duties which are materially inconsistent, in an adverse respect, with your position, authority, duties or responsibilities prior to the Change of Control, or any other action by QLT USA or the Successor which results in a material diminution in such position, authority or responsibilities, except an isolated and inadvertent action not taken in bad faith and which is remedied by QLT USA or the Successor promptly after receipt of notice thereof from you;

            (ii)  any reduction by QLT USA or the Successor in your base salary;

            (iii) a reduction by QLT USA or the Successor of 25% or more of your annual cash incentive compensation opportunity;

            (iv) QLT USA or the Successor's requiring you to, or notifying you that you will be required to, relocate to or be based at, or situate one day or more per week in, a location which is 100 kilometers or more from the location where you were based immediately prior to the Change of Control;

            (v) the failure by QLT USA or the Successor to continue, substantially as in effect immediately prior to the Change of Control, all of QLT USA's Benefit Plans, in which you participate (or substantially equivalent successor plans, programs, policies, practices or arrangements) or the failure by QLT USA or the Successor to continue your participation therein on substantially the same basis as existed immediately prior to the Change of Control;

            (vi) the failure of QLT or QLT USA to obtain an agreement from any Successor to assume and agree to perform this Letter Agreement, as contemplated in Section 3.5 of this Letter Agreement, and your Employment Agreement with QLT USA (the "Employment Agreement"); or

            (vii) any purported termination by QLT USA or the Successor of your employment other than for cause, permanent disability or death.

                                     PART II
                           CHANGE OF CONTROL BENEFITS

2.1 SEVERANCE PAYMENT. Upon the occurrence of an Involuntary Termination, you shall receive a severance payment from QLT USA equal to the base salary and maximum bonus entitlement to which you would have been entitled in an 18 MONTH PERIOD (the "Severance Period"), calculated as set out below. Notwithstanding the foregoing, in the event QLT USA in its sole discretion elects to pay the amounts set out in this Section 2.1 (the "Severance Pay") in lieu of notice, payment of the Severance Pay will be subject to, and will be made 10 days after, receipt by QLT of a release properly executed by you, which release will be in the form set out in SCHEDULE A (with such modifications as may be required by QLT USA to ensure that such release is enforceable under the laws and circumstances in effect at such time). In the event that you fail to execute and deliver to QLT USA that release within 10 days after the termination of your employment, QLT USA will not be obligated to pay or provide to you the Severance Pay.

            (a) the rate of base salary will be that in effect at the time of the Involuntary Termination or as was in effect immediately prior to the occurrence of a Triggering Event, whichever rate is greater; and

            (b) the maximum bonus entitlement will be calculated as the maximum amount available to you under QLT USA's cash incentive compensation plan at the time of the Involuntary Termination as if 100% of your individual goals and the corporate goals were met but not exceeded or the entitlement which was available to you immediately prior to the occurrence of a Triggering Event, whichever amount is greater, pro-rated for any portion of the Severance Period of less than a year.

2.2 OTHER COMPENSATION. In addition to the amounts paid under Section 2.1, upon the occurrence of an Involuntary Termination, QLT USA shall:

            (a) EXPENSES - reimburse you for all reasonable business related promotion, entertainment and/or travel expenses incurred by you during the course of your employment with QLT USA, subject to the expense reimbursement provisions set out in your Employment Agreement with QLT USA and QLT USA's Policy and Procedures Manual, as amended from time to time;

            (b) VACATION - make a payment to you in respect of your accrued but unpaid vacation pay up to and including your last day of employment with QLT USA;

            (c) CASH INCENTIVE COMPENSATION EARNED PRIOR TO INVOLUNTARY TERMINATION - in addition to the payments under Section 2.1(b) above, QLT USA shall make a payment to you in respect of your entitlement to participate in QLT USA's cash incentive compensation plan in respect of the current calendar year, and the prior year if such payment has not yet been made, to be pro-rated with respect to the portion of the current calendar year worked by you up to and including your last day of employment with QLT USA and, in respect of the current calendar year, shall be calculated at the maximum annual bonus entitlement available to you under QLT USA's cash incentive compensation plan at the time of the Involuntary Termination as if 100% of your individual goals and the corporate goals were met but not exceeded or the entitlement which was available to you immediately prior to the occurrence of any prior Triggering Event, whichever amount is greater;

            (d)   BENEFITS - If:

                  I. You elect continued coverage under QLT USA's health plan pursuant to the Comprehensive Omnibus Reconciliation Act of 1985, as amended ("COBRA"), then QLT USA will continue to pay you QLT USA's portion of the premium for your continued coverage under the QLT USA health plan until the first to occur of (A) the expiry of the Notice Period, and (B) the date on which your COBRA continuation period terminates in accordance with COBRA; and

                  II. you elects continued coverage under QLT USA's life insurance plan, then QLT USA will continue to pay QLT USA's portion of the premium for your continued coverage under QLT USA's life insurance plan, or if continued coverage under QLT USA's life insurance plan is not available pursuant to the terms of such plan, then QLT USA will pay to you the amount of the premium that would otherwise be payable by QLT USA if your employment were not terminated until the end of the Notice Period. you acknowledge and agree that pension and short and long term disability plans provided through QLT USA will not be continued beyond your Last Active Day.

                        (collectively, the "BENEFITS COMPENSATION");

            (e) RELOCATION EXPENSES - pay any relocation expenses reimbursement to which you may be entitled under the terms of your Employment Agreement with QLT USA, such expenses to be calculated and paid in accordance with terms of your Employment Agreement, provided that there is no duplication of payments pursuant to the Employment Agreement and this clause;

            (f) OUT-PLACEMENT COUNSELLING - reimburse you for out-placement counselling services from a qualified counsellor to be agreed to by you and QLT USA to a maximum of U.S.$5,000 for services rendered to you in seeking alternative employment.

            409A TAXES. To the extent applicable, this Letter Agreement will be interpreted in accordance with Section 409A of the Internal Revenue Code ("CODE") and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding anything to the contrary in this Letter Agreement, in the event that QLT USA determines that amounts payable under this Letter Agreement may be subject to Code Section 409A, QLT USA may adopt such amendments to this Letter Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that QLT USA determines are necessary or appropriate to (a) exempt the Award from Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the payments under this Agreement, or (b) comply with the requirements of Code Section 409A and related Department of Treasury guidance. You acknowledge that compliance with Code Section 409A may require that payments under the Letter Agreement be delayed until the end of six months following you's termination of employment.

2.3 TIMING OF PAYMENT. The amounts set out in Sections 2.1 and 2.2 shall be paid to you in a lump sum payment and will, in the case of the Severance Pay be made 10 days after receipt by QLT of a release properly executed by you, which release will be in the form set out in SCHEDULE A, or in the case of the other payments owing under Sections 2.2 will be made within 30 days of your Involuntary Termination, in the same manner as if you were employed throughout the Severance Period.

2.4 NO DUPLICATION. QLT USA agrees that an Involuntary Termination by you, as defined in subsection 1.1(e)(ii), shall constitute a termination of your employment by QLT USA without cause pursuant to your Employment Agreement and any other agreement in effect between you and QLT USA. In the event that the severance payment and other compensation provisions set out in Sections 2.1 and 2.2 of this Letter Agreement and the severance payment provisions in your Employment Agreement with QLT USA are both applicable, you agree that, upon QLT USA's request, you shall given written notice to QLT USA with respect to which agreement which you wish to be paid out under and that you shall not be entitled to severance pay under both agreements.

2.5 OPTIONS. Upon the occurrence of an Involuntary Termination, the provisions of your Stock Option Agreement(s) with QLT USA shall govern all stock option issues, including, without limitation, acceleration of vesting and the time period remaining to exercise any vested options.

2.6 ACKNOWLEDGEMENT. In the event of an Involuntary Termination, payment by QLT USA of the amounts set out in Sections 2.1 and 2.2 or, if you elect to receive severance under your Employment Agreement payment of the amounts set out therein, in lieu of receiving a duplicative payment hereunder, shall be in full and final satisfaction of all amounts that might otherwise be payable by QLT USA to you by way of compensation for length of service, damages in lieu of notice of termination or any other obligations arising under your employment with QLT USA and QLT USA shall have no further obligations, statutory or otherwise, arising out of or in respect of your employment.

2.7 TERMINATION FOR CAUSE, PERMANENT DISABILITY OR DEATH. For greater certainty, if your employment is terminated for cause, permanent disability or death or you terminate your employment other than as an Involuntary Termination, you shall not be entitled to payment of the amounts under this Letter Agreement and the terms of your Employment Agreement with QLT USA shall govern.

2.8 WAIVER OF NON-COMPETITION COVENANT. Effective upon your Involuntary Termination, QLT USA hereby waives any and all rights it has to insist upon compliance with or to enforce any covenant, undertaking or agreement by you under your Employment Agreement or otherwise, pursuant to which you have agreed not to compete with QLT USA in your future employment or otherwise limit your future employment opportunities. Your obligations of confidentiality to QLT USA contained in your Employment Agreement and the Proprietary Information and Inventions Agreement for Employees dated May 30, 2002 entered into between you and QLT USA (formerly Atrix Laboratories, Inc.) shall remain in full force and effect and are not altered by this Letter Agreement.

2.9 RIGHT TO WAIVE ANY AND ALL CONSIDERATION. In your discretion, upon your written request to QLT USA made within 15 days of your Involuntary Termination, you may elect to irrevocably waive your right to any of the consideration payable by QLT USA pursuant to this Letter Agreement.

                                    PART III
                            MISCELLANEOUS PROVISIONS

3.1 TERM OF AGREEMENT. This Letter Agreement shall remain in effect for the term of your employment with QLT USA and for a further six month period thereafter, unless the parties mutually agree to an earlier termination, provided that the expiry or termination of this Letter Agreement shall not affect the rights and obligations of the parties arising under this Letter Agreement prior to its termination or expiry.

3.2 LEGAL FEES. QLT USA shall pay, to the full extent permitted by law, all legal fees and expenses which you may reasonably incur as a result of any contest (regardless of the outcome thereof) by QLT USA or its successors or Affiliates, you or others of the validity or enforceability of, or liability under, any provision of this Letter Agreement or any guarantee of performance thereof (including as a result of any contest by you about the amount of any payment pursuant to this Letter Agreement).

3.3 WITHHOLDING TAXES. QLT USA may withhold from any amounts payable under this Letter Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

3.4 GENERAL CREDITOR STATUS. The benefits to which you may become entitled under this Letter Agreement shall be paid, when due, from the general assets of QLT USA. Your right (or the right of the executors or administrators of your estate) to receive any such payments shall at all times be that of a general creditor of QLT USA and shall have no priority over the claims of other general creditors of QLT USA.

3.5 SUCCESSORS; BINDING AGREEMENT. QLT USA shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume and agree to perform this Letter Agreement by express written agreement in the same manner and to the same extent that it would be required to perform it if no such succession had taken place. Failure of QLT USA to obtain such assumption and agreement within 30 days of any such succession shall be a breach of this Letter Agreement and shall entitle you to compensation from QLT USA in the same amount and on the same terms as you would be entitled under this Letter Agreement, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of the Involuntary Termination.

3.6 DEATH. Notwithstanding anything else in this Letter Agreement, should you die after becoming entitled to benefits under this Letter Agreement but before receipt of all benefits to which you became entitled under this Letter Agreement, then the payment of such benefits shall be made, on the due date or dates hereunder had you survived, to the executors or administrators of your estate.

3.7 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Colorado and the laws of the United States in force therein without regard to its conflict of law rules. The parties agree that by executing this Agreement they have attorned to the jurisdiction of the courts of Colorado and the appellate courts therefrom.

3.8 NOTICE. The parties agree that any notice or other communication required to be given under this Letter Agreement will be in writing and will be delivered personally to the addresses set forth on page 1 of this Letter Agreement (or, in your case, to the most recent address for you which QLT USA has on record), or to such other addresses and persons as may from time to time be notified in writing by the parties.

3.9 ENTIRE AGREEMENT. This Letter Agreement, the Employment Agreement, the Proprietary Information and Inventions Agreement for Employees referred to in paragraph 2.8 above and any Stock Option Agreements you have with QLT USA constitute the entire agreement between QLT USA and you with respect to the subject matter hereof, and supersede all previous communications, understandings and agreements (whether verbal or written) between QLT USA and you regarding the subject matter hereof. To the extent that there is any conflict between the provisions of this Letter Agreement, the Employment Agreement, the Proprietary Information and Inventions Agreement for Employees and any Stock Option Agreements between you and QLT USA, the following provisions shall apply:

            (i) If the conflict is with respect to an event, entitlement or obligation in the event of a Change of Control, the provisions of this Letter Agreement shall govern (unless you and QLT USA otherwise mutually agree).

            (ii) If the conflict is with respect to an entitlement or obligation with respect to stock options of QLT USA, the provisions of the Stock Option Agreements shall govern (unless you and QLT USA otherwise mutually agree).

            (iii) In the event of any other conflict, the provisions of the
                  Employment Agreement (which incorporate the terms of the Proprietary Information and Inventions Agreement for Employees) shall govern (unless you and QLT USA otherwise mutually agree).

3.10 SEVERABILITY OF PROVISIONS. If any provision of this Letter Agreement as applied to either party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law):

            (i) The application of that provision under circumstances different from those adjudicated by the court;

            (ii) The application of any other provision of this Letter Agreement; or

            (iii) The enforceability or invalidity of this Letter Agreement as a whole.

If any provision of this Letter Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then the provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if the provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Letter Agreement shall continue in full force and effect.

3.11 CAPTIONS. The captions appearing in this Letter Agreement have been inserted for reference and as a matter of convenience and in no way define, limit or enlarge the scope or meaning of this Letter Agreement or any provision.

3.12 AMENDMENTS. Any amendment to this Letter Agreement shall only be effective if the amendment is in writing and is signed by QLT USA and by you.

3.13 REMEDIES. All rights and remedies provided pursuant to this Letter Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party's breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Letter Agreement.

3.14 NO EMPLOYMENT OR SERVICE CONTRACT. Nothing in this Letter Agreement shall confer upon you any right to continue in the employment of QLT USA for any period of specific duration or interfere with or otherwise restrict in any way the rights of QLT USA or you, which rights are hereby expressly reserved by each, to terminate your employment at any time in accordance with the terms of your Employment Agreement.

            Please indicate your acceptance of the foregoing provisions of this Letter Agreement by signing the enclosed copy of this Letter Agreement and returning it to QLT USA.

QLT USA, INC.

By:        /s/ Robert L. Butchofsky
       ------------------------------
       Robert L. Butchofsky,
       Director

ACCEPTED AND AGREED TO this ___ day of ________, 2005 by:

Signature:     /s/ Michael R. Duncan
            --------------------------
            MICHAEL R. DUNCAN

                                   SCHEDULE A

                                 FORM OF RELEASE

                      EMPLOYEE ACKNOWLEDGEMENT AND RELEASE

RELEASE

In exchange for my receipt of severance pay and other benefits to which I am not otherwise entitled, I hereby release acquit and forever discharge QLT USA, Inc., including its officers, directors, agents, attorneys, servants, employees, stockholders, successors, assigns, subsidiaries and affiliates (collectively "QLT USA"), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligation of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time before and including my employment termination date, including, but not limited to:

            (a) any and all such claims and demands directly or indirectly arising out of or in any way relation to my employment and the termination of my employment, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in QLT USA (including QLT Inc.), vacation pay, fringe benefits, expense, reimbursements, sabbatical benefits, severance benefits, or any other form of compensation;

            (b) claims pursuant to any federal, state or local law or cause of action, as amended, including but not limited to the: Federal Age Discrimination in Employment Act ("ADEA"), Title VII of the Civil Rights Act of 1964, Civil Rights Act of 1866, Fair Labor Standards Act, Older Workers Benefit Protection Act, Employee Retirement Income Security Act, Family and Medical Leave Act, Americans with Disabilities Act, Colorado Wage Act and Colorado Anti-Discrimination Act; and

            (c) any and all claims related to wrongful discharge, harassment, breach of the covenant of good faith and fair dealing, contract law, tort law, discrimination, fraud, negligence, personal injury, loos of income, defamation or emotional distress.

I acknowledge that, among other things, I am waiving and releasing any rights I may have under the ADEA, that this waiver and release is knowing, voluntary and willing, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled as an employee of QLT USA. I further acknowledge that I have been advised that:

                  (a) the waiver and release granted herein does not relate to claims which may arise after this release is executed;

                  (b) I should consult with an attorney prior to executing this release (although I may voluntarily choose not to do so);

                  (c) I have (45 days if my age is 40 or over and 21 days if I am under the age of 40) beginning the day after I receive this release in which to consider it, after which QLT USA's offer to enter into the Letter Agreement, to which this release is attached, will be terminated and withdrawn if I have not executed the Letter Agreement and this release (although I may voluntarily choose to execute the documents earlier);

                  (d) I have seven (7) days beginning the day after I execute this release to revoke my consent to the release. I agree that the revocation must be in writing and hand-delivered or mailed to QLT USA, Inc. If mailed, the revocation must be postmarked within the seven (7) day period, properly addressed to QLT USA, Inc. at 2579 Midpoint Drive, Fort Collins, Colorado, U.S.A., 80525,
                        Attention: President, and sent by certified mail, return receipt requested. I understand that I will not receive any payment under this Letter Agreement if I revoke the Letter Agreement and in any event, I understand that I will not receive any settlement payment until after the seven (7) day revocation period has expired;

                  (e) the Letter Agreement shall not be effective and enforceable and no severance paid until the seven (7) day revocation period has expired;

                  (f) by executing the Letter Agreement and this release I am representing that I am entering into these agreements and releases based upon my own knowledge and judgement and that I have not relied on any representations or promises of QLT USA other than those contained in the Letter Agreement and this release;

                  (g) if any facts or matters upon which I have relied in entering into the Letter Agreement and this release shall later prove to be otherwise, the Letter Agreement and this release shall nevertheless remain in full force and effect; and

                  (h) by executing the Letter Agreement and this release I am representing that I am entering into these agreements and releases voluntarily, without coercion, and with full knowledge that they are intended, to the maximum extent permitted by law, as a complete and final releases and waiver of any and all of my claims.

I also acknowledge that a general release does not extend to claims that the creditor does no know or suspect to exist in the creditor's favor at the time of executing the release, which if known by the creditor would and must have materially affected the creditor's settlement with the debtor. I hereby expressly waive and relinquish all rights and benefits under any such principal of law in any jurisdiction with respect to any unknown or unsuspected claims I may have against QLT USA.

I HAVE READ AND UNDERSTOOD, AND I AGREE COMPLETELY TO THE TERMS STATED ABOVE.

Date:_____________________     By:_______________________________
                                  _______________________________
                                  Printed Name